Exhibit 5.1

August 2, 2023

Timber Pharmaceuticals, Inc.

3 Mountainview Road, Suite 100

Warren, NJ 07059

Ladies and Gentlemen:

We have acted as counsel to Timber Pharmaceuticals, Inc. (the “Company”), in connection with the Company’s filing on the date hereof with the Securities and Exchange Commission (the “SEC”) of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration of 283,145 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), issuable pursuant to Timber Pharmaceuticals, Inc. 2020 Omnibus Equity Incentive Plan, as amended (the “Plan”).

In connection with rendering this opinion, we have examined or are familiar with the Registration Statement and related prospectuses, the Plan, the Company’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”), the Bylaws of the Company, as amended, the corporate proceedings with respect to the authorization of the Registration Statement and such other certificates, instruments and documents as we have considered necessary or appropriate for purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the Registration Statement and the aforesaid records, certificates and documents.

We assume that the Company has sufficient unissued and unreserved shares of Common Stock and (or will validly amend the Certificate of Incorporation, to authorize a sufficient number of shares of Common Stock prior to the issuance thereof) available for issuance as provided in the Registration Statement and any related amendment thereto or prospectus supplement.

Based upon such examination and review, we are of the opinion that the Shares, upon issuance and delivery as contemplated by the Plan, will be validly issued, fully paid and nonassessable outstanding shares of Common Stock.

The opinion expressed herein is limited to the corporate laws of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction. We assume no obligation to advise you of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Lowenstein Sandler LLP
Lowenstein Sandler LLP